UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) May 14, 2007

REGENERATION TECHNOLOGIES, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	0-31271	59-3466543
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11621 Research Circle, Alachua, Florida	32615
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (386) 418-8888

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Election of Directors.

On May 14, 2007 the Company’s Board of Directors elected Michael T. Manley and Julianne M. Bowler as directors of the Company. Mr. Manley was elected as a Class III director, to serve until the next election of such class at the 2009 annual meeting of stockholders and until his successor has been elected and qualified or until his earlier resignation or removal; and Ms. Bowler was elected as a Class I director, to serve until the next election of such class at the 2010 annual meeting of stockholders and until her successor has been elected and qualified or until her earlier resignation or removal.

Mr. Manley currently serves as the chief scientific advisor for Stryker Orthopaedics, a division of Stryker Corporation, as well as the academic director of the Homer Stryker Center in Mahwah, N.J. Ms. Bowler served as commissioner of insurance for the Massachusetts Division of Insurance, based in Boston, Mass., from March 2002 to January 2007.

Neither new director was selected pursuant to any arrangement or understanding between the new director and any other persons. The Company has made no decisions regarding Mr. Manley’s or Ms. Bowler’s committee appointments.

Mr. Manly and Ms. Bowler participate in the Company’s 2004 Equity Incentive Plan. On May 14, 2007, Mr. Manly and Ms. Bowler each was granted an option under the 2004 Equity Incentive Plan to purchase 30,000 shares of the Company’s common stock for an exercise price of $9.57 per share (the closing price of the common stock on the date of their election).

A copy of the press release announcing the election of Mr. Manly and Ms Bowler is furnished herewith as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

99.1	Press Release dated May 16, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REGENERATION TECHNOLOGIES, INC.

Date: May 17, 2007	By:	/s/ Thomas F. Rose
	Name:	Thomas F. Rose
	Title:	Vice President and Chief Financial Officer

EXHIBIT INDEX

99.1	Regeneration Technologies, Inc. press release dated May 16, 2007.